                                                                   EXHIBIT 10(o)

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made and entered into as of the 30th day of November, 1998, by and between RARE HOSPITALITY INTERNATIONAL, INC., a Georgia corporation (hereinafter referred to as the "Company"), and THOMAS W. GATHERS, a resident of the Commonwealth of Massachusetts (hereinafter referred to as the "Executive").

                                   WITNESSETH:

         The Company is engaged in the business of owning, operating and franchising the operation of restaurants under the names LongHorn Steakhouse(R), The Capital Grille(R), Bugaboo Creek Steak House(R) and others. The Company desires to employ Executive in an executive capacity and to be assured of his services in such capacity on the terms and conditions set forth in this Agreement. Executive desires to accept such employment on such terms and conditions.

         In the course of Executive's employment, Executive will gain knowledge of the business, affairs, customers, franchisees, plans and methods of the Company, will be trained at the expense of the Company in the development, opening, operation and management of the Company's restaurants through the use of techniques, systems, practices and methods used and devised by the Company, will have access to information relating to the Company's customers and their preferences and dining habits and will become personally known to and acquainted with the Company's suppliers and managers in the Restricted Area thereby establishing a personal relationship with such suppliers and managers for the benefit of the Company.

         The Company would suffer irreparable harm if Executive were to use such knowledge, information and personal relationships related to the Company and its business that are obtained and developed in the course of Executive's employment with the Company other than in the proper performance of his duties for the Company.

         In consideration of the sum of $1.00 in hand paid by the Company to Executive, the receipt and sufficiency of which are hereby acknowledged, and the mutual covenants and obligations contained herein, the Company and Executive hereby agree as follows:

         1. Employment. The Company hereby employs Executive and Executive hereby accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

                  1.1. Employment Term. The employment term of this Agreement shall commence on the date hereof (the "Commencement Date") and shall continue as employment at will until terminated by the Company or Executive. The period from the Commencement Date until the employment term is terminated by the Company or Executive is hereinafter referred to as the "Employment Term."

                  1.2 Duties of Executive. Executive agrees that during the Employment Term, he will devote his full professional and business-related time, skills and best efforts to the business of the Company, initially in the capacity of Executive Vice President of Human Resources of the Company. In addition, Executive shall devote his full time and his best efforts in the performance of any other reasonable duties as may be assigned to him from time to time by the Company. Executive shall devote all of his full professional and business-related skills solely to the affairs of the Company. Executive shall perform his duties under this Agreement in the Atlanta, Georgia metropolitan area. Executive agrees to relocate his primary residence to the Atlanta, Georgia metropolitan area by August 1, 1999. Executive acknowledges that the discharge of his duties for the Company will involve reasonable travel from the Company's offices in Atlanta, Georgia.

         2.       Compensation and Benefits.

                  2.1 Base Compensation. For all the services rendered by Executive hereunder, the Company shall pay Executive a salary at the rate of $185,000 per year plus such additional amounts, if any, as may be approved by the Company's Board of Directors, ("Base Compensation) payable in installments at such times as the Company customarily pays its other senior officers (but in any event no less often than monthly). The Company agrees that the Executive's salary will be reviewed at least annually by the Compensation Committee of the Company's Board of Directors to determine if an increase is appropriate, which increase shall be in the sole discretion of the Company's Board of Directors. Executive's salary shall be prorated for any partial year during which this Agreement remains in effect.


                  2.2 Bonus Awards. Beginning December 28, 1998, in addition to the Base Compensation, during the Employment Term Executive shall be eligible for a bonus determined and paid in accordance with the bonus program for executive officers of the Company as approved by the Company's Board of Directors from time to time. During the term of this Agreement, Executive's maximum bonus potential under such bonus program shall be not less than forty percent (40%) of Executive's base compensation for the fiscal year. Executive must be employed by the Company on the last day of a fiscal year in order to be entitled to a bonus for that year.


                  2.3 Stock Options. (a) The Company shall grant to Executive, effective as of the Commencement Date, the following incentive stock options to acquire shares of the Company's common stock:

                           (i) an option to acquire a number of whole shares equal to (x) $100,000 divided by (y) the fair market value of the Company's common stock on the date of the grant, with an exercise price equal to the fair market value of the Company's common stock on the date of grant, which option shall become exercisable on the first anniversary of the date of this Agreement; and


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

                           (ii) an option to acquire a number of whole shares equal to (x) $100,000 divided by (y) the sum of the fair market value of the Company's common stock on the date of grant plus $2.00 per share, with an exercise price equal to the sum of the fair market value of the Company's common stock on the date of grant plus $2.00 per share, which option shall become exercisable on the second anniversary of the date of this Agreement; and

                           (iii) an option to acquire a number of whole shares equal to (x) $100,000 divided by (y) the sum of the fair market value of the Company's common stock on the date of grant plus $2.00 per share, with an exercise price equal to the sum of fair market value of the Company's common stock on the date of grant plus $2.00, which option shall become exercisable on the third anniversary of the date of this Agreement.

The options granted to Executive in this Section 2.3(a) shall be granted pursuant to the Company's 1997 Long-Term Incentive Plan and the terms and conditions governing such options shall be as set forth in the form of Stock Option Agreement attached hereto as Exhibit A and made a part hereof.

                  (b) The Company shall grant to Executive, effective as of the Commencement Date, the following non-qualified stock options to acquire shares of the company's common stock;

                           (i) an option to acquire a number of whole shares equal to (x) 10,000 less (y) the number of shares subject to the option described in Section 2.3(a)(i), with an exercise price equal to the fair market value of the Company's common stock on the date of grant, which option shall become exercisable on the first anniversary of the date of this Agreement; and

                           (ii) an option to acquire a number of whole shares equal to (x) 10,000 less (y) the number of shares subject to the option described in Section 2.3(a)(ii), with an exercise price equal to the sum of the fair market value of the Company's common stock on the date of grant plus $2.00 per share, which option shall become exercisable with respect to all of such shares on the second anniversary of the date of this Agreement; and

                           (iii) an option to acquire a number of whole shares equal to (x) 10,000 less (y) the number of shares subject to the option described in Section 2.3(a)(iii) with an exercise price equal to the sum of the fair market value of the Company's common stock on the date of grant plus $2.00 per share, which option shall become exercisable with respect to all of such shares on the third anniversary of the date of this Agreement;

The options granted to Executive in this Section 2.3(b) shall be granted to Executive pursuant to the Company's 1997 Long-Term Incentive Plan and the terms and conditions governing such options shall be as set forth in the form of Stock Option Agreement attached hereto as Exhibit B and made a part hereof.

                  2.4 Other Benefits. In addition to all other compensation paid or payable from the Company to Executive hereunder, during the Employment Term Executive shall be entitled to participate in any and all other employee benefit programs maintained by the Company for the benefit of its executive employees generally, in accordance with and subject to the terms and conditions of such programs.

                  2.5 Expenses. In addition to the compensation described in this Agreement, the Company shall promptly reimburse Executive for all reasonable expenses incurred by him in the performance of his duties under this Agreement and vouched to the reasonable satisfaction of the Board of Directors or appropriate officers of the Company, pursuant to established procedures.

                  2.6 Additional Bonus.Simultaneously with the execution of this Agreement, the Company agrees to lend to Executive the sum of Forty Thousand Dollars ($40,000.00) which loan will be evidenced by a promissory note in the form of Exhibit E attached hereto and made a part hereof (the "Note"). As provided in the Note, this loan will be without interest prior to maturity and will be payable on demand at any time following the termination of the employment of Executive either by the Company for Cause or by Executive, which termination occurs within two years following the date of this Agreement. If Executive remains employed by the Company on the date that is two years following the date of this Agreement, the Company agrees that the entire principal amount of the Note shall be forgiven as additional compensation to Executive for his services under this Agreement.

         3.       Payment upon Termination.

                  (a) Upon termination of the Employment Term for any reason other than (i) Executive's death, or (ii) by the Company other than for Cause (as defined in Exhibit C attached hereto) or (iii) by the Company during Executive's Disability (as defined in Exhibit C attached hereto), Executive shall be entitled to receive the compensation owed to Executive but unpaid for performance rendered under this Agreement as of the date of termination and any additional compensation he may be entitled to receive under the terms of any employee benefit plan.

                  (b) Upon termination of the Employment Term by the death of Executive, Executive's estate shall be entitled to receive the compensation under Section 2.1 as calculated and owed to Executive but unpaid for performance rendered under this Agreement as of the date of termination and any additional compensation he may be entitled to receive under the terms of any employee benefit plan plus the Company will pay to the personal representative of Executive, a lump sum amount equal to one-half of Executive's annual Base Compensation under Section 2.1 as in effect on the date of his death plus, to the extent reasonably calculable under any bonus program then applicable to Executive, a pro rata portion (calculated as of the date of Executive's death) of the bonus


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

that Executive would have earned if Executive had remained employed by the Company at the end of the fiscal year in which his death occurred.

                  (c) In the event that during the Employment Term Executive becomes Disabled and the Company thereafter terminates Executive's employment during the continuation of such Disability, Executive shall be entitled to receive the compensation under Section 2.1 as calculated and owed to Executive but unpaid for performance rendered under this Agreement as of the date of termination and any additional compensation he may be entitled to receive under the terms of any employee benefit plan plus, to the extent reasonably calculable under any bonus program then applicable to Executive, a pro rata portion (calculated as of the date of Executive's Disability) of the bonus that Executive would have earned if Executive had remained employed by the Company at the end of the fiscal year in which his Disability occurred. In addition, the Company shall pay to Executive, for up to ninety (90) days, an amount equal to the difference between the amount of Executive's then level of Base Compensation payable pursuant to Section 2.1 and 150% of the amount paid to Executive under any short-term disability insurance policy obtained by the Executive and paid by the Company through the Company's group coverage until the Company's long-term disability insurance begins to pay.

                  (d) In the event that within two (2) years following the Commencement Date the Company terminates Executive's employment other than for Cause, unless the provisions of Section 3(f) apply, Executive shall be entitled to receive the compensation under Section 2.1 as calculated and owed to Executive but unpaid for performance rendered under this Agreement as of the date of termination and the Company will be obligated to pay Executive his annual Base Compensation under Section 2.1 as of the date of termination of such employment from the date of such termination for twelve (12) months. Such payment shall be made as and when otherwise due under this Agreement.

                  (e)      In the event that at any time that is more than two
(2) years following the Commencement Date the Company terminates Executive's employment other than for Cause, unless the provisions of Section 3(f) apply, Executive shall be entitled to receive the compensation under Section 2.1 as calculated and owed to Executive but unpaid for performance rendered under this Agreement as of the date of termination and the Company will be obligated to pay Executive at the rate of his annual Base Compensation under Section 2.1 as of the date of termination of such employment from the date of such termination for six (6) months. Such payment shall be made as and when otherwise due under this Agreement.

                  (f) In the event that the Company terminates Executive's employment other than for Cause within eighteen (18) months following the occurrence of a Change in Control (as defined in Exhibit C attached hereto), in lieu of the amounts payable pursuant to Section 3(d) or (e) Executive shall be entitled to receive the compensation under Section 2.1 as calculated and owed to Executive but unpaid for performance rendered under this Agreement as of the date of termination of such employment and the Company will be


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

obligated to pay Executive an additional amount equal to the sum of (x) his annual Base Compensation as of the date of termination of such employment plus
(y) an amount equal to the bonus paid to Executive pursuant to Section 2.2 for the calendar year immediately preceding the calendar year in which the termination of employment occurs. Such payment shall be made within thirty (30) days following termination of Executive's employment.

                  (g) Payments made pursuant to this Section 3 are in lieu of any other obligations to Executive pursuant to the terms of this Agreement.

         4. Noncompetition. Executive covenants and agrees that during the term of his employment by the Company and for a period of one (1) year immediately following the termination of Executive's employment by the Company for any reason whatsoever, Executive will not, within the area described on Exhibit D hereto (the "Restricted Area") directly or indirectly compete with the Company by carrying on a business any significant portion of which involves the development, opening, operation or franchising of restaurants that derive more than thirty percent (30%) of their food sales from steak products, if the Company is still engaged in such business in such area.

                  4.1 Definition of "Compete." For the purposes of this Agreement, the term "compete" shall mean the providing of general management or supervisory services for the development or operation or franchising of restaurants that derive more than thirty percent (30%) of their food sales from steak products.

                  4.2 Direct or Indirect Competition. For the purposes of this Agreement, the words "directly or indirectly" as they modify the word "compete" shall mean (i) acting as an agent, representative, consultant, officer, director, independent contractor, or employee engaged in a management capacity with any entity or enterprise which is carrying on a business any significant portion of which involves the development, opening, or operation of restaurants offering steak as a principal portion of their menu, (ii) participating in any such competing entity or enterprise as an owner, partner, limited partner, joint venturer, creditor or stockholder (except as a stockholder holding less than one percent (1%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market), and (iii) communicating to any such competing entity or enterprise the names or addresses or any other information concerning any employee or supplier of the Company or any successor to the goodwill of the Company with respect to the business of the Company.

         5. Confidentiality. Executive recognizes and acknowledges that by reason of his employment by and service to the Company, he will have access to all trade secrets and other confidential information of the Company including, but not limited to, confidential: pricing information, marketing information, sales techniques of the Company, confidential records, the Company's expansion plans, restaurant development and marketing techniques, operating procedures, training programs and materials, business plans, franchise arrangements, plans and agreements, information regarding suppliers, product quality and control procedures, financial statements and projections and other information regarding the operation of the Company's restaurants (hereinafter referred to as the "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that he will not, either during the term of his employment by the Company or for a period of two (2) years thereafter, disclose any such Confidential Information to any person for any reason whatsoever (except as his duties for the Company may require) without the prior written authorization of the Company's Board of Directors. Executive agrees that he will not copy any Confidential Information except as the performance of his duties for the Company may require and that upon the termination of his employment by the Company, he shall return all Confidential Information and any copies thereof in his possession to the Company. Executive hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies which the Company may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by the Company of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which it may possess in law or equity absent this Agreement. Notwithstanding the foregoing, the Company acknowledges and agrees that nothing contained herein shall restrict or otherwise prohibit or prevent (i) disclosure of Confidential Information pursuant to legal proceedings, subpoena, civil investigative demand or other similar process. Executive agrees that if disclosure of Confidential Information is requested or required pursuant to any such process, he shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Executive is nonetheless, legally compelled to disclose Confidential Information to any tribunal or other agency, Executive may, without liability hereunder, disclose to such tribunal or other agency only that portion of the Confidential Information which Executive is legally required to disclose, Executive agrees to cooperate with the Company to obtain an appropriate protective order or other reliable assurance that such tribunal or other agency will accord the Confidential Information confidential treatment. The Company also acknowledges and agrees that Confidential Information shall not include any information (a) known by Executive prior to the date of his employment by the Company and learned by Executive other than as a result of his employment relationship with the Company, (b) independently developed by the Executive outside of the scope of his employment relationship with the Company or (c) is or becomes publicly available through no breach by the Executive of his obligation to the Company.

         6. Non-Solicitation of Employees. Executive covenants that during the term of his employment by the Company, and during the two (2) year period immediately following the termination of such employment, Executive will neither directly nor indirectly induce or attempt to induce or cause any employee of the Company to terminate his or her employment to go to work for any other employer in a business competing with that of the Company.


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

         7. Hiring of Employees. Executive covenants that during the term of his employment by the Company, and during the one (1) year period immediately following the termination of such employment, Executive will neither directly nor indirectly hire any salaried employee of the Company.

         8. Property of Company. Executive acknowledges that from time to time in the course of providing services pursuant to this Agreement he shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company, and Executive hereby agrees that said property shall remain the exclusive property of the Company and the Executive shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, the Company's franchise and supplier lists, contract forms, books of account, training and operating materials and similar property.

         9. Developments. All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the business of the Company or any of its affiliates (the "Developments") which Executive, either by himself or in conjunction with any other person or persons, has conceived, made, developed, acquired or acquired knowledge of during his employment by the Company or which Executive, either by himself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Employment Term, shall become and remain the sole and exclusive property of the Company. Executive hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey, all of his right, title and interest in and to any and all such Developments and to disclose fully as soon as practicable, in writing, all such Developments to the Chairman of the Company. At any time and from time to time, upon the request and at the expense of the Company, Executive will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Executive for all reasonable expenses incurred by him in compliance with the provisions of this Section.

         10. Reasonableness. The restrictions contained in Sections 4,5,6 and 7 are considered by the parties hereto to be fair and reasonable and necessary for the protection of the legitimate business interests of the Company.

         11. Equitable Relief. Executive acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by him of any of the provisions contained in Sections 4, 5, 6 and 7 of this Agreement will cause the Company irreparable injury and damage. Executive further acknowledges that he possesses unique skills, knowledge and ability and that any material breach of the provisions of Sections 4, 5, 6 and 7 of this Agreement would be extremely detrimental to the Company. By reason thereof, Executive agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of the provisions of Sections 4, 5, 6 and 7 of this Agreement by him.

         12. Survival of Provisions. The provisions of Sections 4 through 14 , inclusive, of this Agreement shall survive the termination of this Agreement to the extent required to give full effect to the covenants and agreements contained in those sections. All provisions of this Agreement which contemplate the making of payments or the provision of consideration or other items of economic value by the Company to the Executive after the termination of this Agreement shall likewise survive the termination of this Agreement to the extent required to give full effect to such undertakings or obligations of the Company to Executive hereunder.

         13. Warranties and Representations. In order to induce the Company to enter into this Employment Agreement, Executive hereby warrants and represents to the Company that Executive is not under any obligation, contractual or otherwise, to any party which would prohibit or be contravened by Executive's acceptance of employment by the Company and the performance of Executive's duties as Executive Vice President of Human Resources of the Company or the performance of Executive's obligations under this Agreement.

         14. Successors Bound; Assignability. This Agreement shall be binding upon Executive, the Company and their successors in interest, including without limitation, any corporation into which the Company may be merged or by which it may be acquired. This Agreement is nonassignable except that the Company's rights, duties and obligations under this Agreement may be assigned to the Company's acquiror in the event the Company is merged, acquired or sells substantially all of its assets.

         15. Severability. In the event that any one or more of the provisions of this Agreement or any word, phrase, clause, sentence or other portion thereof shall be deemed to be illegal or unenforceable for any reason, such provision or portion thereof shall be modified or deleted, to the extent permissible under applicable law, in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws.

         16. Withholding. Notwithstanding any of the terms or provisions of this Agreement, all amounts payable by the Company hereunder shall be subject to withholding of such sums related to taxes as the Company may reasonably determine it should withhold pursuant to applicable law or regulation.


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

         17. Headings. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

         18. Notices. Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person or when deposited in the United States mail, registered or certified mail, postage prepaid, addressed as follows:

         If to the Company, to:             RARE Hospitality International, Inc.
                                            8215 Roswell Road
                                            Building 200
                                            Atlanta, Georgia  30350
                                            Attention: Chief Executive Officer

         With a copy to:                    Alston & Bird
                                            One Atlantic Center
                                            1201 West Peachtree Street
                                            Atlanta, Georgia 30309-3424
                                            Attention: William H. Avery

         If to Executive, to:               Thomas W. Gathers
                                            143 Blacken Drive
                                            Marlboro, Massachusetts   01752


Any party may by written notice change the address to which notices to such party are to be delivered or mailed.

         19. Entire Agreement. This Agreement, together with Exhibits A, B, C and D hereto which are incorporated herein by this reference, constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for.

         20. Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same Agreement.

         21. Amendment, Modification and Waiver. This Agreement may only be amended, modified or terminated prior to the end of its term by the mutual agreement of the parties. The waiver by either party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.


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

         22. Mitigation. Executive shall have no duty to attempt to mitigate the compensation or level of benefits payable by the Company to him hereunder and the Company shall not be entitled to set off against the amounts payable by the Company to Executive hereunder any amounts received by the Executive from any other source, including any subsequent employer.

         23. Governing Law. All of the terms and provisions of this Agreement shall be construed in accordance with and governed by the applicable laws of the State of Georgia.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            RARE HOSPITALITY INTERNATIONAL, INC.


                                            By:  Philip J. Hickey, Jr.
                                                 --------------------------
                                                   Title: President


                                            EXECUTIVE


                                            /s/ Thomas W. Gathers
                                            ------------------------------
                                            THOMAS W. GATHERS

                                INDEX TO EXHIBITS


EXHIBIT                                   DESCRIPTION
-------                                   -----------

    A                                     INCENTIVE STOCK OPTION AGREEMENT

    B                                     NON-QUALIFIED STOCK OPTION AGREEMENT

    C                                     DEFINITIONS

    D                                     RESTRICTED AREA

    E                                     FORM OF PROMISSORY NOTE

                                    EXHIBIT C
                                   DEFINITIONS


         As used in Section 3 of this Agreement, the following terms shall have the meanings ascribed to each below:

"Cause" means:

         (A) Commission by Executive of a willful or grossly negligent act which causes material harm to the Company,

         (B) The commission or perpetration by Executive of any criminal act involving a felony for which Executive is indicted or with respect to which Executive pleads nolo contendere (or any similar response), any act of moral turpitude, or any fraud upon the Company,

         (C) Habitual and unauthorized absenteeism by reason other than physical or mental illness, chronic alcoholism or other form of substance abuse resulting in material harm or actual or potential physical danger to the Company or its employees,

         (D) Any material violation by Executive of his obligations under this Agreement or breach of his fiduciary obligations to the Company,

         (E) Any misrepresentation or breach by Executive of warranty contained in Section 13 of this Agreement;

         provided, however, that if the cause specified in notice to the Executive of the termination of Employee's employment for Cause is such that there is a reasonable prospect that it can be cured with diligent effort within a reasonable time, Executive shall have such reasonable time (having regard for the nature of the cause) to cure such cause, which time shall not in any event exceed thirty (30) days from the date of such notice, and Executive's employment shall continue in effect during such reasonable time so long as Executive makes diligent efforts during such time to cure such cause. If such cause shall be cured by Executive during such reasonable time his employment and the obligations of the Company hereunder shall not terminate as a result of the notice which has been given with respect to such cause. Cure of any cause with or without notice from the Company shall not relieve Executive from any obligations to the Company under this Agreement or otherwise and shall not affect the Company's rights upon the reoccurrence of the same, or the occurrence of any other, cause. If such cause shall not be cured within such reasonable time the employment of Executive under this Agreement shall terminate upon the expiration of such reasonable time.

         "Change in Control" means and includes each of the following:

                  (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who is on the date of this Agreement (the "Effective Date") the beneficial owner of 25% or more of the Outstanding Company Voting Securities, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i),
         (ii) and (iii) of subsection (3) of this definition; or

                  (2) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to October 1, 1997 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

                  (3) Consummation of a reorganization, share exchange, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

                  (4) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

"Disability" or "Disabled" means that by reason of any physical or mental incapacity Executive has been unable, or it is reasonably expected that he will be unable, for a period of at least one hundred and eighty (180) substantially continuous days to perform his regular duties and responsibilities hereunder. In the event of any disagreement between Executive and the Company as to whether Executive is physically or mentally incapacitated, the question of such incapacity shall be submitted to an impartial and reputable physician for determination, selected by mutual agreement of Executive and the Company or, failing such agreement, selected by two physicians (one of which shall be selected by the Company and the other by Executive), and such determination of the question of such incapacity by such physician shall be final and binding on Executive and the Company. The Executive shall pay the fees and expenses of such physician.

                                    EXHIBIT D

The area within the Metropolitan Statistical Area ("MSA") surrounding each city listed below, as said MSA is determined from time to time by the U. S. Bureau of the Census, or for each city with no MSA within fifty (50) miles of the city limits.

Alabama                                             Florida

         Auburn                                              Altamonte Springs
         Birmingham                                          Boynton Beach
         Dothan                                              Brandon
         Huntsville                                          Coral Springs
         Mobile                                              Davie
         Montgomery                                          Destin
                                                             Ft. Lauderdale
California                                                   Ft. Myers
                                                             Jacksonville Beach
         San Francisco                                       Jacksonville
                                                             Jensen Beach
Connecticut                                                  Kissimmee
                                                             Lake Mary
         Hartford                                            Largo
                                                             Merritt Island
Delaware                                                     Miami
                                                             Naples
         Wilmington                                          Ocala
                                                             Orlando
District of Columbia                                         Sarasota
                                                             St. Augustine
                                                             St. Petersburg
                                                             Tallahassee
                                                             Tampa

Georgia                                                Maine

         Albany                                                 Augusta
         Athens                                                 Bangor
         Atlanta                                                Portland
         Augusta
         Austell                                       Maryland
         Cartersville
         Chamblee                                               Gaithersburg
         College Park
         Columbus                                      Massachusetts
         Conyers
         Douglasville                                           Boston
         Duluth                                                 Braintree
         Gainesville                                            Framingham
         Jonesboro                                              Milford
         Kennesaw                                               Newton
         Lawrenceville                                          North Attleboro
         Macon                                                  Peabody
         Marietta                                               Seekonk
         Montgomery                                             Watertown
         Peachtree City
         Rome                                          Michigan
         Roswell
         Savannah                                               Ann Arbor
         Snellville                                             Detroit
         Tucker                                                 Troy
         Valdosta
                                                       Minnesota
Illinois
         Chicago                                                Minneapolis
         Vairview Heights
                                                       Missouri
Kentucky
                                                                St. Louis
         Florence

                                                       New Hampshire

                                                                Concord
                                                                Newington

                                                       New York

                                                                Albany
                                                                Poughkeepsie
                                                                Rochester
                                                                White Plains

North Carolina                                         Pennsylvania

         Burlington                                             Philadelphia
         Charlotte
         Concord                                       Rhode Island
         Gastonia
         Greensboro                                             Providence
         High Point                                             Warwick
         Huntersville
         Pineville                                     South Carolina
         Winston-Salem
                                                                Columbia
Ohio                                                            Greenville
                                                                Hilton Head
         Athens                                                 Spartanburg
         Cincinnati
         Cleveland                                     Tennessee
         Columbus
         Cuyahoga Falls                                         Antioch
         Dublin                                                 Chattanooga
         Fairview Park                                          Hermitage
         Mayfield Heights                                       Jackson
         Mentor                                                 Knoxville
         North Canton                                           Nashville
         Solon                                                  Madison
         Springdale
         Strongsville                                  Texas

                                                                Dallas
                                                                Houston
                                                                San Antonio

Executive acknowledges and agrees that the geographical area described above is the area in which Executive will initially perform his services for the Company, and that the area in which such services are performed is intended to expand as the business of the Company grows. Executive and the Company agree that as the geographical area in which the Company conducts its business expands, the list of cities described on this Exhibit D shall be deemed to be amended, from time to time, without any further consent, action or notice on the part of the Company or Executive, to include each additional city in which the Company operates a restaurant or a franchisee of the Company operates a restaurant under the terms of a franchise from the Company. Executive agrees to execute one or more amendments hereto upon the request of the Company from time to time in order to confirm such amended list.